Analyst Contact:	Don Pearson
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2015 Third Quarter Earnings
SCHAUMBURG, IL. - May 5, 2015 - Sparton Corporation (NYSE: SPA) today announced results for the third quarter of fiscal 2015 ended March 31, 2015. The Company reported third quarter sales of $93.1 million, an increase of 11%, from $84.0 million for the third quarter of fiscal 2014. Operating income for the third quarter of fiscal 2015 was $4.9 million compared to $6.4 million in the third quarter of fiscal 2014. Net income for the third quarter of fiscal 2015 was $4.1 million ($3.2 million adjusted) or $0.42 per share ($0.33 adjusted), basic and diluted compared to net income of $4.2 million ($4.3 million adjusted), or $0.42 ($0.43 adjusted) per share, basic and diluted in the same quarter a year ago.
Select Consolidated Results for the Quarters Ended March 31, 2015 and 2014 (in thousands, except per share amounts):

	For the Three Months Ended
	March 31, 2015	% of Sales	March 31, 2014	% of Sales	$ Chg	% Chg
Net sales	$93,065	100.0%	$83,983	100.0%	$9,082	10.8%
Base business	85,355	91.7%	83,723	99.7%	1,632	1.9%
Acquisition	7,710	8.3%	260	0.3%	7,450	nmf

Gross profit	18,631	20.0%	16,478	19.6%	2,153	13.1%
Adjusted gross profit	18,708	20.1%	16,626	19.8%	2,082	12.5%

Selling and administrative expenses	11,883	12.8%	8,807	10.5%	3,076	34.9%

Operating income	4,882	5.2%	6,375	7.6%	(1,493)	(23.4)%
Adjusted operating income	4,959	5.3%	6,523	7.8%	(1,564)	(24.0)%

Net income	4,133		4,246		(113)	(2.7)%
Adjusted net income	3,239		4,347		(1,108)	(25.5)%

Income per share - basic	0.42		0.42		—
Adjusted income per share - basic	0.33		0.43		(0.10)

Income per share - diluted	0.42		0.42		—
Adjusted income per share - diluted	0.33		0.43		(0.10)

Adjusted EBITDA	7,617	8.2%	8,865	10.6%	(1,248)	(14.1)%

Cary Wood, President & CEO, commented, “The 2% increase in our base business revenue in the third quarter reflects additional domestic sonobuoy sales and the return of certain programs that had been delayed in previous quarters, which were offset by continued customer demand, program delays, and product end of life events within the MDS business. Although organic growth is slightly lower than the 3-5% target range we’ve previously communicated as the goal, it is an improvement over the previous two quarters. In the ECP and MDS segments, we closed on a total of 96 program and/or product wins in the third quarter with a first time order value of $12.9 million. The addition of Hunter Technology subsequent to the close of the quarter further expands Sparton regionally into Northern California, diversifies our customer base through both existing programs and a strong business development pipeline, increases our engineering service capabilities and new product introduction (NPI) offerings, and continues to grow the number of complex sub-assembly and full device programs while allowing us to offer an expanded list of services such as our low cost country footprint in Viet Nam and a full complement of engineering design capabilities. Our SG&A costs have increased reflecting added costs from recent acquisitions, future potential acquisition related expense activity, as well as increases in anticipation of the future growth of the Company. We view these items as long-term investments to support the execution of our 2020 Vision.”
Third Quarter Highlights

•
96 new program or product wins were awarded with a first time order value of $12.9 million; 28 in MDS with a first time order value of $9.2 million and 68 in ECP (ASW, Aydin and NavEx) with a first time order value of $3.7 million.

•	Quarter end sales backlog of approximately $257.2 million, representing a 47% increase over the prior year quarter.

•
Completed the acquisition of Real-Time Enterprises, Inc. and the acquisition of certain assets of KEP Marine, a business and division of Kessler-Ellis Products, Inc. in January 2015, and the acquisition of Stealth.com in March 2015.

•	Repurchased $0.4 million of the Company's stock, completing the Company's $5.0 million stock repurchase plan.

•
Recognized an income tax benefit of approximately $1.0 million in relation to the substantial reversal of a valuation allowance previously established against the Company's Canadian net operating loss carryforwards.

•
Subsequent to the end of the quarter, amended revolving credit facility, increasing committed facility size from $200 million to $275 million and resetting the facility's accordion feature to $100 million.

•	Subsequent to the end of the quarter, completed the acquisition of Hunter Technology Corporation in April 2015.
Stealth.com
On March 16, 2015, the Company completed the acquisition of substantially all of the assets of Stealth.com, an $8 million USD annual revenue business, located in Woodbridge, ON, Canada in a $16.0 CAD ($12.6 USD) million all-cash transaction. The acquired business, which is part of the Company's ECP segment, is a supplier of high performance ruggedized industrial grade computer systems and peripherals that include Mini PC/Small Form Factor Computers, Rackmount Server PCs, Rugged Industrial LCD Monitors, Rugged Portable PCs, Industrial Grade Keyboards and Rugged Trackballs and Mice.
Hunter Technology Corporation
On April 14, 2015, subsequent to the close of the quarter, the Company completed the acquisition of Hunter Technology ("Hunter"), an $80.5 million annual revenue business, with operations located in Milpitas, CA (San Jose) and Lawrenceville, GA (Atlanta), in a $55 million all-cash transaction. Hunter, which is part of the Company's MDS segment, was founded in 1968 and was one of the first electronic contract manufacturing providers specializing in military and aerospace applications. Today, Hunter is one of the few suppliers in the Silicon Valley region providing engineering design, new product introduction (NPI) and full-rate production manufacturing solutions working with major defense and aerospace companies, test and measurement suppliers, secure networking solution providers, medical device manufacturers, and a wide variety of industrial customers.
Segment Results
During the first quarter of fiscal 2015, the Company changed its reportable segments to align with the way it internally reports and manages the business. The prior reportable segments of Medical and Complex Systems have been combined and are referred to as Manufacturing & Design Services or "MDS". The prior DSS reportable segment and subsequently acquired businesses providing rugged electronics are now referred to as Engineered Components & Products or "ECP".

Manufacturing & Design Services (“MDS”) (in thousands)

	For the Three Months Ended March 31,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales
Base business	$49,868	80.3%	$54,896	91.5%	$(5,028)	(9.2)%
Acquisitions	7,296	11.7%	260	0.4%	7,036	nmf
Intercompany	4,986	8.0%	4,841	8.1%	145	3.0%
Total Sales	62,150	100.0%	59,997	100.0%	2,153	3.6%

Gross Profit	8,073	13.0%	7,872	13.1%	201	2.6%

Selling and administrative expenses	4,623	7.4%	3,437	5.7%	1,186	34.5%
Amortization of intangible assets	1,357	2.2%	969	1.6%	388	40.0%
Operating income	$2,093	3.4%	$3,466	5.8%	$(1,373)	(39.6)%

MDS base business sales reflect sales from MDS facilities that were owned for the entire three months ended March 31, 2015 and 2014. MDS acquisition sales relate to the acquisition of Aubrey in fiscal 2014 and the acquisitions of eMT and RTEmd in fiscal 2015. The comparative decrease in base business sales reflects the previously disclosed loss of certain Fenwal program engagements with the Company that began in the Company's fiscal 2014 third quarter. The lost Fenwal programs negatively affected comparative sales $3.0 million in the third quarter of fiscal 2015. The remaining decrease reflects fluctuations in customer demand due to program cancellations, governmental funding and customer design related delays.

Gross profit percentage on MDS sales remained relatively consistent quarter over quarter. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the RTEmd, eMT, and Aubrey operations. The increase in amortization of intangible assets relates to the amortization of customer relationships, non-compete agreements and tradenames acquired as part of the fiscal 2015 eMT transaction and the non-compete agreements acquired as part of the fiscal 2014 Aubrey transaction.

Engineered Components & Products (“ECP”) (in thousands)

	For the Three Months Ended March 31,
	2015	% of Sales	2014	% of Sales	$ Chg	% Chg
Sales
Base business	$35,487	98.5%	$28,827	99.9%	$6,660	23.1%
Acquisitions	414	1.2%	—	—	414	nmf
Intercompany	121	0.3%	26	0.1%	95	nmf
Total Sales	36,022	100.0%	28,853	100.0%	7,169	24.8%

Gross Profit	10,558	29.3%	8,606	29.8%	1,952	22.7%

Selling and administrative expenses	2,831	7.8%	2,161	7.5%	670	31.0%
Amortization of intangible assets	101	0.3%	120	0.4%	(19)	(15.8)%
Internal research and development expenses	418	1.2%	213	0.7%	205	96.2%
Operating income	$7,208	20.0%	$6,112	21.2%	$1,096	17.9%
ECP base business sales reflect sales from ECP facilities that were owned for the entire three months ended March 31, 2015 and 2014 as well as sales in fiscal 2015 relating to IED, Argotec and KEP, as sales relating to these tuck-in acquisitions were not considered material for separate presentation. ECP acquisition sales relate to the acquisition of Stealth in fiscal 2015. The increase in ECP base business sales reflects increased sonobuoy sales to the U.S. Navy and increased sales of ruggedized flat panel displays, partially offset by decreased sonobuoy sales to foreign governments.

Gross profit percentage on ECP sales was negatively affected in the current year quarter by unfavorable product mix, partially offset by the positive impact of increased sales volume. The selling and administrative expense increase reflects certain increased costs in anticipation of future growth.
Liquidity and Capital Resources
As of March 31, 2015, the Company had $80.0 million borrowed and approximately $120.0 million available under its credit facility and had available cash and cash equivalents of $5.6 million. As of that date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $1.2 million.
Sparton has entered into a Second Amendment dated as of April 13, 2015 (“Amendment”) to its Amended and Restated Credit and Guaranty Agreement and Security Agreement (“Credit Agreement”) with BMO Harris Bank N.A., Bank of America, N.A., U.S. Bank National Association, SunTrust Bank, Fifth Third Bank, Associated Bank, N.A., Keybank National Association, and Wintrust Bank. BMO Harris Bank acted as the lead agent for the lenders in a syndication arranged by BMO Capital Markets.
The Amendment augments the Company’s Credit Agreement by increasing the revolving line of credit facility by $75 million, to $275 million and adding a $50 million multicurrency sublimit to support the Company’s future acquisitions, working capital needs and other general corporate purposes. The Company has the right to request an increase of the facility in an amount of up to $100 million. It is secured by substantially all assets of the Company and its subsidiaries and expires on September 11, 2019.
Outlook
Cary Wood concluded, “The organic growth realized in the third quarter was primarily due to the strength of our sonobuoy and rugged electronics business positively offsetting issues within the MDS segment. The softening we experienced in the first half of the year with our MDS base business continued to a lesser extent in the third quarter as we experienced fluctuations in customer demand and program delays, coupled with the one-year anniversary of the fiscal 2014 Fenwal rebalancing decision occurring within the quarter. The Company's organic sales pipeline continues to be robust and we remain well positioned to deliver positive year over year base business results for fiscal 2016 as we begin to capitalize on synergistic selling opportunities presented by our recent acquisitions. Our acquisition pipeline is similarly robust as evidenced, in part, by the completion of seven acquisitions this fiscal year, three since our last earnings release and the fourteenth since initiating the 2010 Strategic Growth Plan. As previously discussed, we anticipate finishing the year strong in our base business and the addition of the most recent acquisitions coupled with the full year impact of the other acquisitions made this year, will put us close to reaching the stated aspiration of a $500 million revenue run-rate milestone. We continue to be prudent in our acquisition due diligence processes and we will continue to seek appropriate transactions that will advance our strategic growth plan and increase shareholder value.”
Conference Call
Sparton will host a conference call with investors and analysts on May 6, 2015 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2015 third quarter financial results, provide a general business update and respond to investor questions. To participate, callers should dial (800) 728-2056.  Participants should dial in at least 10 minutes prior to the start of the call.  A web presentation link is also available for the conference call.  To access the web presentation click http://tinyurl.com/oc5928z (no entry code).
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges, certain success based acquisition finder's fees and functional reorganization costs as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
We exclude restructuring/impairment charges, success based acquisition finder's fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions, accelerated recognition of debt financing costs due to refinancing, the related tax effect of these items and unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, success based acquisition finder's fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions and accelerated recognition of debt financing costs due to refinancing. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has seven manufacturing locations and three design centers worldwide. Sparton's Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in thousands, except share amounts)

	March 31, 2015	June 30, 2014 (a)
Assets
Current Assets:
Cash and cash equivalents	$5,581	$8,028
Accounts receivable, net of allowance for doubtful accounts of $141 and $126, respectively	46,332	48,697
Inventories and cost of contracts in progress, net	64,340	53,372
Deferred income taxes	4,248	3,813
Prepaid expenses and other current assets	4,957	2,654
Total current assets	125,458	116,564
Property, plant and equipment, net	29,777	28,523
Goodwill	54,688	28,189
Other intangible assets, net	25,383	20,041
Deferred income taxes — non-current	1,884	1,192
Other non-current assets	6,325	4,471
Total assets	$243,515	$198,980
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$—	$900
Accounts payable	22,239	16,543
Accrued salaries and wages	8,675	7,854
Accrued health benefits	1,214	1,538
Performance based payments on customer contracts	1,217	3,196
Other accrued expenses	11,104	11,090
Total current liabilities	44,449	41,121
Long-term debt — non-current portion	80,000	40,100
Environmental remediation — non-current portion	7,147	7,644
Total liabilities	131,596	88,865
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 9,910,336 and 10,129,031 shares issued and outstanding, respectively	12,388	12,661
Capital in excess of par value	15,800	19,478
Retained earnings	84,835	78,944
Accumulated other comprehensive loss	(1,104)	(968)
Total shareholders’ equity	111,919	110,115
Total liabilities and shareholders’ equity	$243,515	$198,980

(a) Derived from the Company's audited financial statements as of June 30, 2014.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Net sales	$93,065	$83,983
Cost of goods sold	74,434	67,505
Gross profit	18,631	16,478
Operating Expense:
Selling and administrative expenses	11,883	8,807
Internal research and development expenses	418	213
Amortization of intangible assets	1,458	1,089
Other operating income, net	(10)	(6)
Total operating expense, net	13,749	10,103
Operating income	4,882	6,375
Other income (expense):
Interest expense	(458)	(187)
Other, net	27	72
Total other expense, net	(431)	(115)
Income before provision for income taxes	4,451	6,260
Provision for income taxes	318	2,014
Net income	$4,133	$4,246
Income per share of common stock:
Basic	$0.42	$0.42
Diluted	$0.42	$0.42
Weighted average shares of common stock outstanding:
Basic	9,764,838	10,124,587
Diluted	9,769,375	10,150,253

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	For the Nine Months Ended
	March 31, 2015	March 31, 2014
Cash Flows from Operating Activities:
Net income	$5,891	$10,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,359	3,492
Amortization of intangible assets	4,318	2,418
Deferred income tax (benefit) expense	(1,039)	545
Stock-based compensation expense	1,718	1,287
Gross profit effect of capitalized profit in inventory from acquisitions	255	256
Excess tax benefit from stock-based compensation	(996)	(496)
Other	446	66
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	7,216	7,426
Inventories and cost of contracts in progress	(4,362)	3,497
Prepaid expenses and other assets	(1,706)	(1,196)
Performance based payments on customer contracts	(1,979)	(13,458)
Accounts payable and accrued expenses	(664)	1,358
Net cash provided by operating activities	12,457	15,211
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired and post-closing adjustments	(42,289)	(35,560)
Purchase of securities available for sale	(986)	—
Purchases of property, plant and equipment	(3,903)	(2,253)
Proceeds from sale of property, plant and equipment	—	69
Net cash used in investing activities	(47,178)	(37,744)
Cash Flows from Financing Activities:
Borrowings of long-term debt	112,414	53,000
Repayment of long-term debt	(73,414)	(28,108)
Payment of debt financing costs	(1,057)	—
Repurchase of stock	(6,830)	(1,559)
Proceeds from the exercise of stock options	165	121
Excess tax benefit from stock-based compensation	996	496
Net cash provided by financing activities	32,274	23,950
Net (decrease) increase in cash and cash equivalents	(2,447)	1,417
Cash and cash equivalents at beginning of period	8,028	6,085
Cash and cash equivalents at end of period	$5,581	$7,502
Supplemental disclosure of cash flow information:
Cash paid for interest	$952	$465
Cash paid for income taxes	$3,383	$4,734
Supplemental disclosure of non-cash investing activities:
Accounts payable recognized in relation to acquisition purchase consideration adjustments and holdbacks	$1,490	$—

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)

Net sales:
	For the Three Months Ended March 31,
SEGMENT	2015	2014	% Chg
Manufacturing & Design Services	$62,150	$59,997	3.6%
Engineered Components & Products	36,022	28,853	24.8
Eliminations	(5,107)	(4,867)	4.9
Totals	$93,065	$83,983	10.8

Gross profit:
	For the Three Months Ended March 31,
SEGMENT	2015	GP %	2014	GP %
Manufacturing & Design Services	$8,073	13.0%	$7,872	13.1%
Engineered Components & Products	10,558	29.3	8,606	29.8
Totals	$18,631	20.0	$16,478	19.6

Adjusted gross profit:
	For the Three Months Ended March 31,
SEGMENT	2015	GP %	2014	GP %
Manufacturing & Design Services	$8,150	13.1%	$7,939	13.2%
Engineered Components & Products	10,558	29.3	8,687	30.1
Totals	$18,708	20.1	$16,626	19.8

Operating income:
	For the Three Months Ended March 31,
SEGMENT	2015	% of Sales	2014	% of Sales
Manufacturing & Design Services	$2,093	3.4%	$3,466	5.8%
Engineered Components & Products	7,208	20.0	6,112	21.2
Other Unallocated	(4,419)	—	(3,203)	—
Totals	$4,882	5.2	$6,375	7.6

Adjusted operating income:
	For the Three Months Ended March 31,
SEGMENT	2015	% of Sales	2014	% of Sales
Manufacturing & Design Services	$2,170	3.5%	$3,533	5.9%
Engineered Components & Products	7,208	20.0	6,193	21.5
Other Unallocated	(4,419)	—	(3,203)	—
Totals	$4,959	5.3	$6,523	7.8

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Three Months Ended March 31, 2015				For the Three Months Ended March 31, 2014
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$93,065	$—		$93,065	$83,983	$—		$83,983
Cost of goods sold	74,434	(77)	(a)	74,357	67,505	(148)	(a)	67,357
Gross profit	18,631	77		18,708	16,478	148		16,626
Operating Expense:
Selling and administrative expenses	11,883	—		11,883	8,807	—		8,807
Internal research and development expenses	418	—		418	213	—		213
Amortization of intangible assets	1,458	—		1,458	1,089	—		1,089
Other operating income, net	(10)	—		(10)	(6)	—		(6)
Total operating expense, net	13,749	—		13,749	10,103	—		10,103
Operating income	4,882	77		4,959	6,375	148		6,523
Other income (expense):
Interest expense	(458)	—		(458)	(187)	—		(187)
Other, net	27	—		27	72	—		72
Total other expense, net	(431)	—		(431)	(115)	—		(115)
Income before provision for income taxes	4,451	77		4,528	6,260	148		6,408
Provision for income taxes	318	971	(b)	1,289	2,014	47		2,061
Net income	$4,133	$(894)		$3,239	$4,246	$101		$4,347
Income per share of common stock:
Basic	$0.42			$0.33	$0.42			$0.43
Diluted	$0.42			$0.33	$0.42			$0.43
Weighted average shares of common stock outstanding:
Basic	9,764,838			9,764,838	10,124,587			10,124,587
Diluted	9,769,375			9,769,375	10,150,253			10,150,253

(a)	Gross profit effect of capitalized profit in inventory from acquisitions.
(b)	Includes Canadian NOL used in Q3 as it relates to the purchase of Stealth.

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Net income	$4,133	$4,246
Interest expense	458	187
Provision for income taxes	318	2,014
Depreciation and amortization	2,631	2,270
Gross profit effect of capitalized profit in inventory from acquisitions	77	148
Adjusted EBITDA	$7,617	$8,865

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended March 31, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$8,073	$10,558	$—	$18,631
Gross profit effect of capitalized profit in inventory from acquisition	77	—	—	77
Adjusted gross profit	$8,150	$10,558	$—	$18,708

	For the Three Months Ended March 31, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$7,872	$8,606	$—	$16,478
Gross profit effect of capitalized profit in inventory from acquisition	67	81	—	148
Adjusted gross profit	$7,939	$8,687	$—	$16,626

	For the Three Months Ended March 31, 2015
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$2,093	$7,208	$(4,419)	$4,882
Gross profit effect of capitalized profit in inventory from acquisition	77	—	—	77
Adjusted operating income (loss)	$2,170	$7,208	$(4,419)	$4,959

Depreciation/amortization	$2,051	$356	$224	$2,631

	For the Three Months Ended March 31, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$3,466	$6,112	$(3,203)	$6,375
Gross profit effect of capitalized profit in inventory from acquisition	67	81	—	148
Adjusted operating income (loss)	$3,533	$6,193	$(3,203)	$6,523

Depreciation/amortization	$1,830	$341	$99	$2,270